Filed under Rule 424 (b)(3), File No. 333-132201
                           Pricing Supplement No. 96 - dated 05/07/2008
                                    (To prospectus dated 03/07/2006 and
                                prospectus supplement dated 03/30/2006)

Toyota Motor Credit Corporation

===================================================================
                              			Purchasing
  CUSIP        	Principal	Price to       	Agent's
  Number       	Amount (2)	Public (1)     	Discount (1)
===================================================================

89240ALG3      $25,000,000	100%       	0.150%


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===================================================================
 Proceeds  	 Interest      	Interest        	Stated
 Before   	 Rate Per      	Payment        		Maturity
 Expenses (1) 	 Annum       	Frequency         	Date
===================================================================

   99.850% 	2.550%		Semi-Annual		06/22/2009

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===================================================================
	Survivor's
	Option
===================================================================

	Yes


-------------------------------------------------------------------
Medium-Term Note, Series B - TMCC CoreNotes - Fixed Rate.
-------------------------------------------------------------------
Interest Payment Dates: The 20th day of May and November of each year commencing 11/20/2008, and at Maturity.




















====================================================================

Toyota Motor Credit Corporation
19001 S. Western Ave
Torrance, California 90509

Trade Date:  05/07/2008
Issue Date (3):  05/20/2008
Minimum Denominations/Increments: $100,000/$100,000

Original Issue Discount: No
Form: Book-entry

All trades settle without accrued interest and clear SDFS: DTC Book-
entry only
Merrill Lynch DTC Participant Number:  161


(1) Expressed as a percentage of the minimum denomination
(2) May be increased prior to Issue Date
(3) The Issuer expects that delivery of the Notes will be made against payment therefor on the Issue Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three Business Days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.


                                                   Merrill Lynch & Co.
                                                   Purchasing Agent
                                                   Acting as Principal
=======================================================================